CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 52 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 11, 1998, relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Report to Shareholders of Stein Roe Advisor Tax-Managed Growth Fund, a series of
Colonial Trust I, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Accountants" in the Statement of Additional Information.


PRICEWATERHOUSECOOPERS LLP
--------------------------
PricewaterhouseCoopers LLP

Boston, Massachusetts
February 26, 1999